EXHIBIT 99.1

TIME WARNER INC. APPOINTS DOUG HORNE CONTROLLER

NEW YORK, October 2, 2014 – Time Warner Inc. Executive Vice President and Chief Financial Officer Howard Averill today announced that Doug Horne will be elevated to Senior Vice President and Controller effective January 1, 2015. Currently Time Warner's Senior Vice President and Deputy Controller, Horne will succeed Pascal Desroches, who will become Executive Vice President and Chief Financial Officer of Turner Broadcasting System, Inc. In his new role, Mr. Horne will oversee a broad range of financial matters for Time Warner, including internal and external financial reporting.

In announcing Mr. Horne’s appointment, Mr. Averill said: “Doug’s integrity and leadership have made him a highly respected executive across Time Warner and throughout the industry. He has helped to guide the company through many complicated financial transactions, including the recent spin-off of Time Inc. into a separate, publicly traded company. I am pleased that as our Controller, Doug will become the company’s new principal accounting officer.”

Mr. Horne joined Time Warner as Senior Vice President and Deputy Controller in 2011, after 11 years with AOL Inc. Previously, as Deputy Chief Financial Officer, Controller, and Chief Accounting Officer at AOL, Mr. Horne was responsible for AOL’s world-wide accounting, financial planning, shared-services, tax, and treasury functions. He was also instrumental in leading the financial efforts in the spin-off of AOL from Time Warner in 2009. Before joining AOL, Mr. Horne worked with Ernst & Young LLP in its Technology, Communications and Entertainment assurance practice, where he gained extensive international experience, working with clients in Asia and Europe.

Mr. Horne is an honors graduate of Virginia Tech where he received a BS in Accounting.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

Contact:
Keith Cocozza
keith.cocozza@timewarner.com
(212) 484-7482